Exhibit 10.24

DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”), effective as of May 2, 2016 (the “Effective Date”), between GLYTECH LLC, a Delaware limited liability company with offices at 2711 Centerville Road, Wilmington, DE, as licensor (“Glytech”), and NEURORX, INC., a corporation organized under the laws of the State of Delaware, with offices at 913 North Market Street, Suite 200, Wilmington, DE, as licensee (“NeuroRx”).

Glytech possesses certain proprietary information and technology related to rapid-onset therapy for treatment resistant depression (collectively, and as more definitively described below, the “Licensed Technology”).

NeuroRx wishes to acquire, and Glytech desires to grant to NeuroRx, a license to the Licensed Technology to research, develop, manufacture, have manufactured, sell, have sold and market products utilizing the Licensed Technology and to provide related Know-How, on the terms and conditions set forth herein.

Glytech and NeuroRx have agreed on a three-phase development strategy, consisting of an initial financing round and a second financing round, both of which have occurred prior to the Effective Date, followed by a larger financing round, which financing rounds were and will be led by Dr. Jonathan C. Javitt as the initial Chief Executive Officer of NeuroRx.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and for the mutual promises and covenants disclosed herein, the parties agree as follows:

1.     Amended and Restated Agreement; Definitions

1.1     Amended and Restated Agreement. The parties acknowledge and agree that, as of the Effective Date, this Agreement replaces and supersedes any prior agreement between the parties or their respective Affiliates relating to the subject matter hereof, including without limitation the Development and License Agreement (the “Original License Agreement”) dated as of August 6, 2015 (the “Original Effective Date”) between Glytech and Neurotech Inc, predecessor to NeuroRx, In the event of a conflict between this Agreement and the Original License Agreement, or any such other prior agreements, the terms and conditions of this Agreement shall control.

1.2     Definitions. The defined terms used in this Agreement shall have the meanings ascribed to them herein or as set forth on Schedule A.

2.     Exclusive License Grant.

2.1     Grant of License. (i) License. Subject to and conditioned upon Section 2.3(c) of this Agreement, Glytech hereby grants to NeuroRx an irrevocable, perpetual, exclusive (even as to Glytech) royalty-free license with the right to sublicense, under the Licensed Technology and for the Term to research, develop, make, have made, use, sell, offer for sale, export, import and otherwise commercialize the Products in the Territory in the Field. The license granted herein does not include any license with respect to the Excluded Technologies or the Excluded Claims.

(ii)     Commercial Diligence. NeuroRx shall use Commercially Reasonable Efforts to develop and commercialize the Products. For purposes of this Agreement, “Commercially Reasonable Efforts” shall mean, with respect to activities that a party is required to perform hereunder, the level of effort that would generally be used by a similarly situated pharmaceutical company to conduct such activities with respect to a product of similar market potential and profit potential to such party, taking into account issues of safety and efficacy, approved labelling, product profile, the patent and other proprietary position, the then current competitive environment, the return on investment potential, the regulatory environment, and other relevant scientific, technical and commercial factors, in each case as measured by the facts and circumstances at the time such efforts are due.

(iii)     Right of First Negotiation for Excluded Technology. For the Term of this Agreement, Glytech hereby grants to NeuroRx an option to negotiate an exclusive worldwide, commercial license for use in the Field, with a right to sublicense, through good faith negotiations on commercially reasonable terms, to any Excluded Technology (the “NeuroRx Option”). This option to negotiate the license shall be exercisable upon written notice to Glytech. Should Glytech wish to divest, license or otherwise transfer rights in any Excluded Technology or Excluded Claims for use in the Field to a third party, Glytech must first inform NeuroRx in writing and NeuroRx will have fifteen (15) days following receipt of such written notice to exercise the NeuroRx Option (“Option Period”), which Option Period can be extended by mutual written agreement of the parties. If the Parties are unable to reach agreement in principle within sixty (60) days after the date upon which NeuroRx exercises the NeuroRx Option, then Glytech will be free to offer such rights to third parties.

(iv)     Right to Purchase Excluded Technology. NeuroRx shall have the option at its sole discretion to purchase the Excluded Technology from Glytech for a single payment of $25 million (twenty five million dollars) until the 3rd anniversary of the Original Effective Date and for a single payment of $50 million (fifty million dollars) until the 5th anniversary of the Original Effective Date (the “NeuroRx Purchase Option”).

2.2     Restrictions. During the Term, Glytech shall not directly or indirectly, grant, license, assign, alienate or otherwise dispose of or grant any of its rights in the Licensed Technology to any third parties in a manner that would impair or be in breach of NeuroRx’s rights under this Agreement, or enter into any collaboration or license agreement with any third party in connection with the research, development or commercialization in the Field of a Product formulated using the Licensed Technology. Glytech shall not (and shall use reasonable best efforts to cause its other Affiliates and agents not to), directly or indirectly, research, develop or commercialize a product that is competitive with the Product in the Territory for use in the Field. NeuroRx acknowledges (i) that the foregoing restrictions do not limit the ability of Glytech as to the exploitation, development or commercialization of the Excluded Technologies or the Excluded Claims or any product related thereto, except as to NeuroRx’s right of first negotiation referred to in Section 2.1 of this Agreement, or for use thereof outside of the Field, and (ii) that the foregoing restrictions do not affect Glytech’s ability or rights to sell, transfer or otherwise assign the Licensed Technology to other Persons so long as such sale, transfer or assignment does not modify or impair NeuroRx’s rights under this Agreement.

2.3     Financial Terms. In full consideration of the License, Glytech shall receive the following, and the parties agree to the following financial arrangements:

a)     Equity in NeuroRx – NeuroRx shall issue to Glytech that number of shares of common stock of NeuroRx, or such other form of equity security that is or will be issued to the other founders of NeuroRx, their designees and Affiliates, representing 50% of the initial voting power and equity ownership interests of NeuroRx, without taking into account any outside investments (the “Glytech Shares”). The shares of common stock or other securities held by the other founders, their designees and Affiliates (the “Other Founders’ Shares”), together with Glytech Shares, will constitute 100%, on a fully diluted basis, of the outstanding “founders’” equity interests of NeuroRx. NeuroRx represents and warrants that the Glytech Shares will be duly and validly issued, fully paid and non-assessable shares of equity securities of NeuroRx, and, when issued, will represent 50% of the issued and outstanding capital stock of NeuroRx, on a fully diluted basis. Glytech may assign all or a portion of the Glytech Shares to Dr. Daniel C. Javitt (“DCJ”) and/or members of his immediate family, and their respective Affiliates without limits, and may at Glytech’s sole discretion assign up to 10% to to-be-determined 3rd parties, provided that all such parties sign a joinder agreement to the NeuroRx Shareholder’s Agreement and Registration Rights Agreement in the same form already signed by Glytech. Subsequent financings have diluted, and future financings, including the Third Financing Round, will dilute, the Glytech Shares and the Other Founders’ Shares pro rata.

b)     Requirement to complete Third Financing Round. Should the Third Financing Round not close by the fifth anniversary of the Original Effective Date of this agreement, NeuroRx and Jonathan Javitt have agreed that 3.750,000 shares of the original 5,000,000 shares issued to the Jonathan Javitt Living Trust shall be transferred to Glytech, and Glytech will then have the right to appoint both the Glytech Director and the Other Founding Director. Such share transfer and appointment shall not occur if NeuroRx has received cash payments of at least $30 mm (other than for the reimbursement of out of pocket patent and research and development expenses) from one or more sublicenses, development agreements or collaborative or corporate partnering agreements, on terms reasonably satisfactory to Glytech.

c)     Repayment of Glytech loan. NeuroRx shall pay to Glytech funds advanced, in the amount of $250,000 (the “Glytech Loan”), as reimbursement for patent and related development expenses incurred by Glytech in connection with its initial development of the Licensed Technology, to be paid as follows: $100,000 simultaneously herewith in connection with the execution of this Agreement, and $150,000 upon the closing of the earlier of (x) the Third Financing Round or (y) the third anniversary of the Original Effective Date.

d)     Assumption of Costs. Concomitant with the signing of this agreement, NeuroRx shall assume responsibility for payment of all prior as well as all ongoing patent prosecution costs and related costs required to perfect the Licensed Technology and the intellectual property rights to the licensed technology (by payment thereof directly or by prompt reimbursement to Glytech). The obligations of NeuroRx hereunder are in addition to its other payment obligations under this Agreement. Any costs borne by Glytech and not reimbursed within 30 days of invoicing to NeuroRx shall bear the Late Payment Fee, as defined herein.

e)    No Royalties; Paid Up License. The License provided herein by Glytech to NeuroRx shall be royalty-free.

f)     Scientific Advisory Board – Until the closing of the Third Financing Round, Dr. Daniel C. Javitt, the Chief Executive Officer of Glytech, will serve as the Chairman of NeuroRx’s Scientific Advisory Board. In such capacity, he will have executive authority on publication decisions relating to the Licensed Technology and other technology and products to be developed by NeuroRx, with respect to content, timing of publication and authorship. Additionally, he shall be informed of and have the right to attend (in person or by conference call) all meetings of NeuroRx personnel with the FDA, other regulatory agencies, CRO’s, and other contract manufacturers and subcontractors, and shall be reimbursed for his reasonable out of cost expenses incurred in connection therewith. At NeuroRx’s election in its sole discretion, Dr. Daniel Javitt will continue to serve in this capacity beyond the closing of the Third Financing round.

g)     Support Payments. During the Term, NeuroRx shall pay Glytech a support payment (the “Support Payment”) of $100,000 per year (payable monthly) for its continued development of the Licensed Patents and assistance with the preparation of FDA filings and clinical protocol development.     The Support Payment will be increased to $250,000 per year upon the closing of the Third Financing Round. NeuroRx shall also reimburse Glytech for reasonable documented travel expenses in connection with such support efforts, including up to $50,000 per year to support travel to meetings related to patent prosecutions. Any obligations hereunder not timely paid within 30 days shall bear the Late Payment Fee.

h)     Expense Reimbursement. NeuroRx shall reimburse Glytech for its out-of-pocket legal expenses, up to a maximum of $15,000, incurred in the drafting, negotiation and execution of this Agreement and the Original License Agreement.

3.     Intellectual Property Rights.

3.1     Ownership of Inventions. The Parties acknowledge and agree that any and all rights in the Licensed Technology in existence as of the Effective Date of this Agreement shall, as between Glytech and NeuroRx, be the sole and exclusive property of Glytech (“Glytech IP”). All future inventions, patentable or not, which are jointly conceived or reduced to practice by employees or representatives of Glytech related to the Licensed Technology, shall be the property of Glytech, and shall be subject to the license grant to NeuroRx under this Agreement, without additional consideration.

3.2     Patent Filings. Glytech shall have the right, at its sole discretion, to prepare, file, prosecute, maintain and (subject to Section 3.3 of this Agreement) defend the Licensed Patent Rights, including any additional patent applications Glytech may, in its discretion, elect to file in any jurisdiction in the Territory, and Glytech shall be responsible for related interference, derivation and other pre and post-grant proceedings. Glytech shall confer with NeuroRx regarding the preparation, filing, prosecution, maintenance and defense of any Licensed Patent Rights, and shall consider any input from NeuroRx relating thereto. Notwithstanding anything to the contrary in this Section 3.2, NeuroRx shall have the right, at its sole discretion, to undertake and conduct the defense of any Licensed Patent Rights upon written notice to Glytech (the “Defense Right”), and shall bear 100% of the costs and expenses thereof. If NeuroRx does not exercise its Defense Right, then NeuroRx will reimburse Glytech for 75% of Glytech’s reasonable out-of-pocket costs involved in defense of any Licensed Patent Right. NeuroRx will reimburse Glytech for 75% of Glytech’s reasonable out-of-pocket costs involved in the preparation, prosecution and maintenance of the Licensed Patent Rights (including without limitation the reasonable costs and expenses of patent counsel). At NeuroRx’s request, Glytech will apply for divisional or continuation applications reciting solely the Licensed Technology in jurisdictions where this is permissible without affecting Glytech’s rights to the Excluded Technology. In such cases, NeuroRx shall bear 100% of the expenses relating to preparation, filing, prosecution, maintenance and defense of such divisional or continuation Licensed Patent Rights. All Licensed Patent Rights shall remain property of Glytech. Filing of additional patent applications shall not alter the terms of the grant of license as set forth in Section 2.1 of this Agreement.

3.3     Infringment. NeuroRx shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any suspected or actual infringement or misappropriation by a third party of any Licensed Technology, using counsel of its own choice reasonably satisfactory to Glytech, at its own expense. Glytech shall cooperate with NeuroRx (but at NeuroRx’s expense) in the prosecution of such action or proceeding. Notwithstanding anything in the contrary in Section 3.2 of this Agreement, if any action instituted by NeuroRx pursuant to this Section 3.3 involves defense of the validity, enforceability or any other aspect of any Licensed Technology, by counterclaim or otherwise, then NeuroRx shall have the right to control, prosecute, terminate and/or settle such defense as if it were an action initiated by NeuroRx under this Section 3.3, upon reasonable prior consultation with Glytech. If NeuroRx or any relevant court or tribunal determines that Glytech is an indispensable party to the action, Glytech hereby consents to be joined to such action, and any settlement of such action cannot be made without the consent of Glytech, which will not be unreasonably withheld (provided that NeuroRx shall pay all costs and expenses of Glytech, including without limitation the payment of any settlements or judgments). Any recovery in any such action shall be applied first towards the reimbursement of any attorney’s fees and costs and expenses of the action, and shall thereafter shall be shared equally by the Parties. If Glytech desires to institute, prosecute and control any action or proceeding with respect to infringement or misappropriation by a third party of any Licensed Technology that NeuroRx declines or fails to institute, prosecute or control, Glytech may do so at its own expense after reasonable written notice to NeuroRx and with input from NeuroRx which shall be reasonably considered, and any recovery in any such action shall be applied first towards the reimbursement of any attorney’s fees and costs and expenses of the action, and thereafter shall belong exclusively to Glytech.

3.4 Additional Obligations of NeuroRx. For so long as the NeuroRx Purchase Option is outstanding and without limitation to the 5th anniversary of the Original Effective Date, (i) all references in Section 3.2 to “Licensed Patent Rights” shall be replaced by the phrase “Glytech Patent Rights”, which shall include both the Licensed Patent Rights and all other Patent Rights of Glytech covering any Excluded Claims or Excluded Technologies, (ii) all references in Section 3.3 to “”Licensed Technology” shall be replaced by the phrase “Glytech Technology”, which shall consist of any Licensed Technology as well as any Excluded Technology, (iii) all references in Section 3.2 to 75% shall be replaced by “100%”, (iv) the phrase “NeuroRx shall have the primary right, but not the obligation,” in the first sentence of Section 3.3 shall be replaced by the phrase “NeuroRx shall have the obligation”; and (v) the phrase “then NeuroRx shall have the right” in the third sentence of Section 3.3 shall be replaced by the phrase “then NeuroRx shall have the obligation”.

4.     Corporate Governance.

4.1     Board of Directors. Until the closing of the Third Financing Round, Glytech shall be entitled to elect one (1) director of NeuroRx (the “Glytech Director”). The holders of the Other Founder’s Shares, by majority vote, shall be entitled to elect one (1) director of NeuroRx (the “Other Founding Director”). Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the Glytech Shares, in the case of the Glytech Director, or by the holders of the Other Founders’ Shares, in the case of the Other Founding Director. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class, classes, or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

4.2     Protective Provisions. For so long as Glytech is entitled to elect the Glytech Director pursuant to the provisions of Section 4.1, no action by the Board of Directors with respect to the following matters may be taken without the approval of the Glytech Director:

(a)	increase the base salary or incentive compensation of the Chief Executive Officer of NeuroRx or any Affiliate above $275,000 per year;

(b)	enter into any other type of transaction with the Chief Executive Officer of NeuroRx or any Affiliate;

(c)	increase the size of the Board of Directors of NeuroRx;

(d)	[intentionally omitted];

(e)	[intentionally omitted];

(f)	purchase, build or otherwise acquire any capital asset, investment or real property, the purchase price or value of which will exceed $50,000;

(g)	enter into any agreement or series of related agreements, including any agreement to borrow money, that, either individually or collectively, creates a monetary obligation greater than $150,000;

(h)

loan NeuroRx funds to, or guaranty any obligation or liability of, any shareholder, officer or director of NeuroRx, or grant a security interest in any assets of NeuroRx in an amount greater than $50,000;

(i)

enter into any license or sublicense, development agreement, CRO agreement, joint venture agreement, collaborative or corporate partnering agreement, or similar agreement involving the Licensed Technology;

(j)

issue any securities of NeuroRx, other than in connection with the Third Financing Round or in accordance with a stock option or other equity incentive compensation plan approved by the Glytech Director;

(k)	adopt a stock option plan or other equity compensation plan, and make any grants thereunder to employees, consultants, advisors, shareholders, officers or directors;

(l)	enter into any transaction involving a Change of Control;

(m)	dissolve or wind up NeuroRx;

(n)	establish any pension, benefit and incentive plans for any or all current or former shareholders, employees, officers, directors and/or any of NeuroRx or make any payments pursuant thereto;

(o)	make an assignment for the benefit of creditors of NeuroRx, file a voluntary petition in bankruptcy, or consent to the appointment of a receiver for NeuroRx; or

(p)	amend the Articles of Organization or similar corporate organizational documents of NeuroRx.

4.3     Information Rights. For so long as Glytech holds any Glytech Shares, and until the Third Financing Round, Glytech shall have the right to review all information relating to the Company, including without limitation its books and records, account ledgers and financial and bank information, at reasonable times and on reasonable advance notice, in addition to the right to receive all reports, presentations and information otherwise made available to the directors and/or stockholders of NeuroRx, subject in all instances to the confidentiality provisions of Section 5. Following the closing of the Third Financing Round, Glytech shall have the information rights then possessed by other stockholders of NeuroRx.

4.4     Late payments: All payments due to Glytech from NeuroRx shall be paid within 30 days of invoice date. Interest shall accrue on any unpaid amounts due at a rate equal to the lesser of (i) 10% per annum or (ii) the maximum rate permitted by applicable law, compounded quarterly (the “Late Payment Fee”)

5.     Confidentiality

5.1.     During the Term of this Agreement, Glytech and/or NeuroRx, as the case may be, may receive Confidential Information belonging to the other Party. In consideration of the disclosure of Confidential Information, the Parties undertake as follows:

(1)	The party receiving Confidential Information (the “Receiving Party”) shall use Confidential Information only in connection with the purposes of this Agreement.

(2)

The Receiving Party shall not disclose Confidential Information to any third party without the prior written consent of the party disclosing such Confidential Information (the “Disclosing Party”), which consent shall not be unreasonably withheld. Such third party shall enter into confidentiality obligations not less strict than those set out herein in a form reasonably acceptable to the Disclosing Party. The Receiving Party shall be responsible for insuring that its employees and Affiliates and consultants shall keep any Confidential Information provided to them confidential, and that any consultants shall consent to confidentiality obligations not less strict than those set out herein in a form reasonably acceptable to the Disclosing Party. Disclosure of Confidential Information by a Receiving Party to its employees, Affiliates, consultants and permitted third parties shall be made only if any such parties need to know Confidential Information in order to effectuate the purposes of this Agreement.

(3)

Upon termination of the Term, the Receiving Party shall return or destroy, as per request of the Disclosing Party, any documents (including computer data) and samples relating to Confidential Information received from the Disclosing Party under this Agreement, except for one copy which is to be retained in a confidential central file for archival purposes only.

5.2.    The obligations of a Receiving Party under Section 5.1 shall not apply to:

(1)	Confidential Information which is or becomes part of the public domain other than through violation of this Agreement by the Receiving Party;

(2)	Information corresponding to Confidential Information received by the Receiving Party from a third party who is under no obligation of confidence to the Disclosing Party; or

(3)

Information corresponding to Confidential Information which the receiving Party can demonstrate was in its possession at the time of disclosure or was thereafter independently conceived or developed by employees or agents of the Receiving Party having no direct or indirect knowledge of the Confidential Information disclosed.

5.3     The Parties may disclose Confidential Information if requested pursuant to an order of a competent court or administrative agency, provided that the Party subject to such order has informed the other Party thereof in writing, and has used reasonable efforts to limit the scope of the disclosure and to obtain confidential treatment by the court or administrative agency of Confidential Information disclosed pursuant to such order.

5.4     The obligations under this Article 5 shall expire five (5) years after the termination of this Agreement.

6.     Representations and Warranties. Each Party represents to the other that (1) it is duly organized and validly existing under the laws of its jurisdiction of organization, (2) it has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations hereunder and (3) the execution, delivery and performance of this Agreement will not conflict with or violate its constitutive documents.

6.1 Representations and Warranties of Glytech.

(i)     To Glytech’s knowledge, Glytech owns or Controls all right, title and interest in and to the Licensed Technology and has the right to license the Licensed Technology as contemplated herein, free and clear of any encumbrances.

(ii)     To Glytech’s knowledge, Glytech is not in material conflict with, or in material default or violation of, any law or regulation, including those promulgated by the FDA, applicable to the Field or the Licensed Technology.

(iii)     Glytech makes no representation or warranty as to the validity or enforceability of the Licensed Technology, and has afforded NeuroRx for its due diligence full access to all requested data and files relating to the Licensed Technology.

(iv)     Notwithstanding the foregoing, Glytech is not aware of any impediment to the validity or enforceability of the Licensed Technology that has not been disclosed to NeuroRx and/or patent authorities.

(iv)     To Glytech’s knowledge, no Person is infringing, violating or diluting, in each case, in any material manner, any of the Licensed Technology. Glytech represents that is has not provided any written notice to any Person, and no legal proceeding or claim has been asserted by Glytech, alleging that any Person is infringing, violating or diluting any of the Licensed Technology anywhere in the Territory.

(v)     To the knowledge of Glytech, none of the present or contemplated activities to develop and commercialize any Products infringes, misappropriates, dilutes, or impairs any intellectual property rights of other Persons. Notwithstanding the foregoing, NeuroRx confirms that Glytech has disclosed to NeuroRx the existence of potentially competing intellectual property rights developed at Herzog Hospital in Israel, including U.S. patent application 20140018349 and foreign counterparts, in which Dr. Daniel C. Javitt, CEO of Glytech, and Dr. Uriel Heresco-Levy are named as co-inventors, and that NeuroRx has conducted an independent review of such intellectual property rights. The existence of such intellectual property rights shall not be deemed be a breach of Glytech’s representations and warranties hereunder.

(vi)     Glytech has not received an FDA Warning Letter, Form FDA-483, Untitled Letter or other adverse written communication from the FDA or any regulatory authority in the Territory regarding, and, to Glytech’s knowledge, there are no facts or circumstances within Glytech’s control that are likely to give rise to (A) any material adverse change to, or delay in obtaining, any Regulatory Approval; (B) any failure to materially comply with any laws or any term or requirement of any Regulatory Approval; (C) any revocation, withdrawal, suspension, cancellation, material limitation, termination or material modification of any Regulatory Approval; or (D) any enforcement action against or effort to enjoin the Glytech, its officers, directors, employees, shareholders or its agents, from conducting its business with respect to a Product.

(vii)     None of Glytech’s officers, directors, nor, to Glytech’s knowledge, any of their employees, agents, Affiliates or any consultant involved in any Regulatory Approval, has been debarred or convicted of any felony for which debarment is authorized by 21 U.S.C. Section 335a or any other relevant law, disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70, included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List or has engaged in any other action for which debarment is authorized by 21 U.S.C. Section 335a or any other relevant law.

(viii)     To Glytech’s knowledge, all preclinical trials in respect of the activities being conducted by or on behalf of Glytech or its Affiliates for producing data submitted to any regulatory authority, including the FDA, in connection with any Regulatory Approval are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to generally accepted good clinical practices and all applicable laws, including the FDCA. NeuroRx acknowledges that it has received copies of contracts and data related to preclinical research funded by Glytech at Psychogenics, Inc., including data subsequently incorporated into filings for the Licensed Patents submitted by Glytech, and that NeuroRx has had the opportunity to review such contracts and data to assure compliance with applicable laws and regulations.

(xi)     Neither Glytech nor any Affiliate has issued or received any safety notices regarding any Product, or has knowledge of any material complaints with respect to any Product.

(xii)     Glytech has made available for NeuroRx’s review any and all documents in its possession material to assessing NeuroRx’s compliance with the FDCA, and all material written communications received from the FDA or any other regulatory authority during the last three years in each case with respect to any Product.

(xiii)     NeuroRx acknowledges that Glytech also has made available to NeuroRx and all documents relating to the employment of Dr. Daniel Javitt by Columbia University and the Nathan Kline Institute and his related affiliations with such institutions. NeuroRx acknowledges that notwithstanding anything to the contrary in this Section 6.1, Dr. Javitt’s and Glytech’s rights to the Licensed Technologies are subject to any agreements with such institutions as well as their respective rules and regulations, all of which have been provided to, and reviewed by, NeuroRx and its advisors.

7.     Term and Termination

7.1.     This Agreement shall enter into force on the Effective Date and shall continue until terminated pursuant to the provisions below.

7.2     NeuroRx may terminate this Agreement at any time, with immediate effect, by written notice, if NeuroRx becomes aware of serious adverse events involving any Product.

7.3    [intentionally omitted]

7.4     In addition, either Party may terminate this Agreement with immediate effect by giving to the other Party written notice of termination:

(i) upon any material breach of this Agreement by the other Party which is not rectified within thirty (30) days of the notification thereof; provided, however, that if such breach is not capable of rectification within such thirty (30) day period, the non-breaching Party may not terminate this Agreement so long as the breaching Party is acting diligently in a commercially reasonable manner to correct such breach; or

(ii) if the other Party becomes insolvent or proceedings in voluntary or involuntary bankruptcy (each a “Bankruptcy”) are instituted on behalf or against such Party (a “Bankrupt Party”); (B) The Parties acknowledge that the Licensed Technology, as well as Inventions, Know-How and Patent Rights to be developed by NeuroRx (collectively “NeuroRx IP”), each is “intellectual property” for purposes of Section 365(n) of the U.S. Bankruptcy Code; that NeuroRx will have the right to exercise all rights provided by Section 365(n) with respect to the Licensed Technology in the event of a Glytech Bankruptcy and that Glytech will have the right to exercise all rights provided by Section 365(n) with respect to the NeuroRx IP in the event of a NeuroRx Bankruptcy. In the event that a Party becomes insolvent or proceedings in voluntary or involuntary bankruptcy are instituted on its behalf and the other Party does not terminate this Agreement, such other Party will have the right to require the delivery by Bankrupt Party (or in the event of a filing of bankruptcy by or against the Bankrupt Party, by the trustee or receiver) to the other Party of all Licensed Technology or NeuroRx IP, as applicable (including all embodiments thereof).

7.5    If Glytech terminates this Agreement pursuant to the provisions of Section 7.4(i), then (A) the License of the Licensed Technologies shall not occur (as provided in Section 2.1) and the restrictions set forth in Section 2.2 shall no longer apply, (B) NeuroRx shall transfer and assign all of its assets to Glytech, including without limitation the NeuroRx IP and all data and research, in whatever format, relating to the Licensed Technologies and the Products, and (C) Glytech shall relinquish its rights to the Glytech Shares, which shall be cancelled.

7.6     Termination of this Agreement by either Party shall not affect the rights and obligations of the Parties accrued prior to the effective date of the termination, including without limitation, any obligations under Section 2.3(c), and Section 3 relating to the reimbursement or payment of patent-related expenses.

8.    Indemnification for product liability actions. NeuroRx hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) Glytech and its Affiliates, and its and their agents, members, managers, officers and employees (the “Glytech Indemnitees”) from and against any and all liability or expense (including without limitation reasonable legal expenses and attorneys’ fees) (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by any third party (each, a “Third-Party Claim”): (i) arising out of NeuroRx’s, or its permitted sublicensee’s, sale or experimental use of products developed from any Know-How, advice or assistance provided by Glytech hereunder; or (ii) arising out of the death of or injury to any person or persons or out of any damage to property, arising from the development, manufacture, commercialization, storage, handling, use, sale, offer for sale, lease, consumption, advertisement of or importation of any Product developed from the Glytech Patent Rights or Glytech Technology. NeruroRx’s obligation to Indemnify the Glytech Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the gross negligence or willful misconduct of any Glytech Indemnitee or (B) arise from any breach by Glytech of this Agreement. To be eligible to be Indemnified hereunder, Glytech shall provide NeuroRx with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 8 and the exclusive ability to defend (with the reasonable cooperation of Glytech) or settle any such claim; provided, however, that NeuroRx shall not enter into any settlement that admits fault or wrongdoing by Glytech or creates any obligation on the part of Glytech without Glytech’s written consent, such consent not to be unreasonably withheld or delayed. Glytech shall have the right to participate, at its NeuroRx’s expense and with counsel of Glytech’s choice, in the defense of any claim or suit that has been assumed by NeuroRx.

9.    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address set forth above, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient.

If to NeuroRx:

NeuroRx, Inc.

Jonathan C. Javitt, M.D., CEO

913 North Market Street

Wilmington, DE 19801

jjavitt@neurorxpharma.com

If to Glytech:

Daniel C. Javitt, M.D., Ph.D.

c/o Adam Eilenberg, Esq.

11 East 44th Street, Suite 1900

New York, New York 10017

djavitt@gmail.com

10.    Independent Contractor. For the purposes of this Agreement, each Party shall be an independent contractor and not an agent or employee of the other Party. Neither Party shall have authority nor power to make any statements, representations or commitments of any kind or to take any action which is binding on the other Party, except as may be explicitly provided for herein or authorized by the other Party in writing.

11.    Entire Agreement, Modifications and Amendments. This Agreement, and the exhibits attached hereto, sets forth the entire understanding between the Parties with respect to the transactions and arrangements contemplated hereby and supersedes all prior oral or written arrangements. No amendment or modification to this Agreement shall be valid or binding upon the Parties unless made in writing and duly signed by the representatives of both Parties.

12.    Severability. In the event of the invalidity, illegality or unenforceability of any provision of this Agreement, the Parties shall negotiate in good faith, in place of such provision, a valid, legal and enforceable provision which, insofar as possible and equitable, implements the purposes hereof. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair in any way the validity, legality or enforceability of the other provisions of this Agreement unless the invalidity of such provision would result in depriving a party of the essential benefits it receives under this Agreement..

13.    Assignment, Subcontracting, Successors and Assigns. This Agreement and all rights and obligations hereunder are personal to the Parties hereto and may not be assigned or subcontracted without the prior written consent of the other Party hereto, except that either Party shall be entitled to assign this Agreement or any part thereof to its Affiliates or any Party taking over all or substantially all of its business. Any assignment or subcontracting, or attempt at the same, in violation of this Agreement shall be void and without effect. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors or permitted assigns of each Party.

14.    Waiver. No waiver of any requirement of this Agreement, whether by conduct or otherwise, shall be effective unless given in writing. No actual or implied waiver by any Party in one or more instances of any of the provisions of this Agreement or the breach thereof shall be construed to be a waiver of any subsequent or prior breach of the same or any other provision of this Agreement. Furthermore, in case of waiver of a particular provision, all other provisions of this Agreement will continue in full force and effect.

15.    Force Majeure. Neither Party shall be responsible or liable to the other hereunder for any failure or delay in the performance of its obligations under this Agreement, other than confidentiality and payment obligations, due to any contingency beyond such Party’s reasonable control, such as war, fire, accident or other casualty, act of terrorism, acts of third parties, or act of God (“Force Majeure Event”). In the event of a Force Majeure Event, the Party affected by such Force Majeure Event shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations. Such Force Majeure Event shall immediately be notified to the other Party. Should such Force Majeure Event persist for more than ninety (90) days, the Party not affected by such Force Majeure Event shall have the right to terminate this Agreement on written notice with immediate effect.

16.    Governing Law and Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of New York, without regard to the conflict of law provisions. For the purpose of any disputes which cannot be settled amicably, the Parties hereby irrevocably submit to the competent state and federal courts located in the State of New York, without restricting any rights of appeal.

17.    Limitation of Liability. Under no circumstances shall either Party be liable to the other under any legal or equitable claim or cause of action, whether in contract, tort or otherwise, for indirect or consequential damages (including, without limitation, loss of profits) regardless of whether or not such Party was informed of the possibility of such damages.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement on the dates of signature shown below.

GLYTECH LLC		NEURORX INC.

By:	/s/ Daniel C. Javitt	/s/ Jonathan C. Javitt
Name:	Daniel C. Javitt, PhD, MD	Jonathan C. Javitt, MD, MPH
Title:	Managing Member	CEO and President

Schedule A

DEFINITIONS

“Affiliate” shall mean any person or business entity which directly or indirectly Controls, is Controlled by, or is under common Control with a Party to this Agreement. For purposes of this definition, “Control” or its derivatives shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in an entity, or such other relationship as, in fact, constitutes control.

“Change of Control” shall mean, with respect to a Party, one or more transactions as a result of which: (A) any person or group of persons, becomes (directly or indirectly) a beneficial owner of 50% or more of the voting securities of such Party; (B) a majority of the Board of Directors of such Party consists of individuals other than current members of its Board of Directors, unless such new directors have been approved by a vote of the then incumbent Board of Directors; or (C) (i) the party combines with another entity and is the surviving entity, or (ii) all or substantially all of the assets or business of such Party is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”) unless the holders of voting securities of such Party immediately prior such Triggering Event beneficially own, directly or indirectly, by reason of their ownership of voting securities of a Party immediately prior to such Triggering Event, more than 50% of the voting of such Party, in the case of a combination in which a Party is the surviving entity, and in any other case, the entity (if any) that succeeds to substantially all of its business and assets.

“Confidential Information” of Glytech or NeuroRx, as the case may be, shall be all proprietary and non-public technical, scientific, regulatory, legal, commercial and other information (including, but not limited to, data, documents and results of each Party disclosed to the other Party pursuant to this Agreement). The fact that the Parties are entering into this Agreement and the terms here of shall also constitute Confidential Information.

“Controlled” in relation to the subject matter with which it appears shall mean the legal authority or right of a Party hereto (or any of its Affiliates): (i) to transfer to another Party legal title in the subject matter; (ii) to disclose to another Party proprietary, trade secret, regulatory or other information pertaining to the subject matter; or (iii) to grant to another Party a license or sublicense to any rights in the subject matter.

“Excluded Claims” shall mean any claims of any Patent Rights set forth on Schedule B that do not recite either D-cycloserine or lurasidone individually or jointly.

“Excluded Technology” shall mean any technology, and any Know-How related thereto, covered in the Patent Rights listed on Schedule B that does not relate specifically to compositions containing either D-cycloserine or lurasidone.

“Executive Compensation” shall mean the base salary and bonus compensation paid to the Chief Executive Officer and other members of senior management of NeuroRx.

“FDA” means the United States Food and Drug Administration, or any successor entity that may be established hereafter which has substantially the same authority or responsibility currently vested in the United States Food and Drug Administration.

“Field” means the treatment of depression and suicide associated with bipolar disorder in humans.

“Glytech Patent Rights” means the Licensed Patent Rights, together with all other Patent Rights of Glytech covering any Excluded Claims or Excluded Technologies.

“Glytech Technology” means the Licensed Technology and any Excluded Technology.

“Inventions” means any and all ideas, concepts, methods, procedures, processes, improvements, inventions and discoveries, whether or not patentable, that are conceived or reduced to practice in the course of the performance of activities conducted in connection with this Agreement including the development, manufacture and commercialization of the Products.

“Know-How” means all technical, scientific and other know-how, data, materials, information, trade secrets, ideas, formulae, inventions, discoveries, processes, machines, manufactures, compositions of matter, improvements, protocols, techniques, works of authorship, and results of experimentation and testing (whether or not patentable), in written, electronic, oral or any other form.

“License” shall mean the license granted to NeuroRx by Glytech to the Licensed Technology set forth in Section 2.1 of this Agreement.

“Licensed Claims” means all claims related to use of, or methods of treatment using D-cycloserine, lurasidone or combination products involving these compounds including methods of treatment involving bipolar disorder and associated suicidality deriving from US Patent Application Number 13/936,198, entitled Composition and Method for Treatment of Depression and Psychosis in Humans, applications claiming priority thereto, International Patent Application Number PCT/US2013/49653, corresponding national/regional phase applications therefrom, and all divisional applications thereof developed by Glytech and Dr. Daniel C. Javitt.

“Licensed Patent Rights” means only those rights to Licensed Claims included in the Patents Rights that disclose, describe or claim subject matter relating to use of D-cycloserine, lurasidone or combination products involving these compounds in the Field, which are Controlled by Glytech or its Affiliates as of the Effective Date of this Agreement or thereafter during the Term, including, without limitation, those contained within the Patents Rights listed on Schedule B of this Agreement.

“Licensed Know-How” means any and all Know-How Controlled or developed by Glytech or its Affiliates as of the Effective Date of this Agreement, or thereafter during the Term, relating to the Licensed Patent Rights.

“Licensed Technology” means Licensed Patent Rights and Licensed Know-How, not including the Excluded Technology, for use in the Field.

“Net Proceeds” means shall mean all upfront licensing or sublicensing fees, milestone fees, license maintenance fees and royalties received by Glytech or its Affiliates relating to the Licensed Technology and the Products, in each instance in the Field, less all direct out of pocket costs incurred by Glytech of its Affiliates (or by NeuroRX prior thereto) in connection with research and development with respect to any Licensed Technology or Product in the Field, regulatory approvals for any Product in the Field, negotiation and execution of appropriate sublicense, research and development, marketing and distribution agreements with respect to any Licensed Technology or Product in the Field, maintenance of any regulatory approvals for any Licensed Technology or Product in the Field, and direct out of pocket costs of a similar type or nature to the foregoing as reasonably incurred by Glytech (or previously incurred by NeoroRx) in connection with any Licensed Technology or Product in the Field.

“Original Effective Date” shall mean August 6, 2015.

“Other Founders’ Shares” means the shares of common stock or other shares of capital stock of NeuroRx not held by Glytech, and issued and outstanding prior to the closing of the first two financing rounds, which were completed after the Original Effective Date and prior to the date hereof.

“Paid Up License” means, with regard to the License, that the license granted to NeuroRx by Glytech hereunder shall continue in perpetuity unless earlier terminated in accordance with the terms of this Agreement.

“Party” shall mean either NeuroRx or Glytech and “Parties” shall collectively mean NeuroRx and Glytech.

“Patent Rights” means: (i) any existing or future application for a letters patent or utility model and any substitutions, divisions, and continuations or continuations-in-part thereof, (ii) any patents issued from the foregoing patent applications; (iii) any reissues, renewals, registrations, confirmations, re-examinations, supplementary protection certificates and extensions of such patents; and (iv) all international and foreign counterparts of the foregoing.

“Person” shall mean any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental agency or body.

“Product” shall mean any product developed or under development which incorporates or utilizes the Licensed Technology.

“Regulatory Approval” shall mean all permissions, approvals, licenses, registrations, authorizations, or clearances of any regulatory authority that are necessary for the marketing and sale of a Product in the Territory.

“Term” shall mean the period commencing on the Effective Date and ending in accordance with the terms of this Agreement.

“Third Financing Round” shall mean a transaction or a series of transactions (excluding the first two financing rounds that occurred after the Original Effective Date and prior to the

Effective Date and the proceeds thereof) involving the issuance of Third Financing Shares of NeuroRx, or the equivalent thereof (including a transaction involving an initial public offering of NeuroRx), resulting in aggregate gross proceeds to NeuroRx of at least $20,000,000 for the purpose of organizing and conducting, to the extent necessary to support Regulatory Approval, one or more clinical studies, including but not limited to a pivotal trial for the first Product using the Licensed Technology.

“Territory” shall mean the entire world.

Schedule B

Patent Rights

Country	App. No.	Filing Date	Pub. No.	Pub. Date	Patent No.	Grant Date	Status
US	13/936198	7/7/13	2014/0018348	1/16/14	n/a	n/a	pending
WO	PCT/US2013/49653	7/9/13	WO2014/011590	1/16/14	n/a	n/a	pending
CA	2878565	7/9/13	2014011590	1/16/14	n/a	n/a	pending
AU	2013288827	7/9/13	2013288827	2/19/15	n/a	n/a	pending
EP	20130816622	7/9/13	2872139	5/20/15	n/a	n/a	pending
CN	2013837202	7/9/13	104507477	4/8/15			(need verification)
IL	20150236687	1/12/15	236687	2/26/15			(need verification)

Licensed Patent Rights are rights in the Licensed Claims included within the Patent Rights listed in this Schedule B specifically related to use of D-cycloserine, lurasidone, and combination products involving these compounds